EXHIBIT 99.1

Harbinger Group Welcomes Increased Investment From Leucadia National
Corporation

NEW YORK - March 18, 2014 -- Harbinger Group Inc. ("HGI" or the "Company"; NYSE: HRG), a diversified holding company, today announced that Leucadia National Corporation (“Leucadia”; NYSE: LUK) has increased its beneficial ownership of HGI common stock from approximately 9% to approximately 20%.

Leucadia agreed to purchase an aggregate of 23,000,000 preferred securities of subsidiaries of funds managed by Harbinger Capital Partners (the "HCP Funds"), at a price of $11 per share.  Following the receipt of insurance regulatory approval, the preferred securities are exchangeable for an aggregate of 23,000,000 shares of HGI’s common stock owned by the HCP Funds (the "Purchased Shares").  HGI is not selling any securities in this transaction.

“HGI has a long-standing relationship with Leucadia, one of the world’s leading long-term investors, and I am pleased that it has increased its stake in Harbinger Group,” said Phil Falcone, HGI's Chief Executive Officer. “Leucadia’s commitment to pursuing compelling value opportunities is a great fit with HGI’s core principles and investment approach.”

Omar Asali, HGI’s President, said: “HGI and Leucadia share a similar focus, and we are pleased to strengthen our relationship with them as we continue to execute on our strategy of creating long-term value through prudent and patient capital allocation.”

Under the terms of the transaction, while awaiting insurance regulatory approval, the HCP Funds have the right to vote the Purchased Shares and Leucadia has the right from time to time to sell all or a portion of the Purchased Shares and receive the proceeds from such sale for its own account.

In connection with their purchase, Leucadia has entered into a letter agreement with the Company pursuant to which, from and after the closing of the sale of the Purchased Shares, Leucadia will be entitled to appoint two representatives to the Company’s board of directors. The initial Leucadia representatives are expected to be Joseph S. Steinberg (Chairman of Leucadia) and Andrew Whittaker (Vice Chairman of Leucadia).

The Company also granted a waiver to Leucadia of the restrictions on “business combinations” set forth in the Company’s certificate of incorporation and Leucadia has agreed to abide by customary standstill provisions for a period of two years.

The complete agreement between the Company and Leucadia will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

About Harbinger Group Inc.

Harbinger Group Inc. (“HGI”) is a diversified holding company. HGI's principal operations are conducted through companies that: offer life insurance and annuity products; offer branded consumer products (such as consumer batteries, residential locksets, residential builders' hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn, garden and home pest control products, personal insect repellents); provide asset-backed loans; and own energy assets. HGI is principally focused on acquiring controlling and other equity stakes in businesses across a diversified range of industries and growing its existing businesses. In addition to HGI's intention to acquire controlling equity interests, HGI may also make investments in debt instruments and acquire minority equity interests in companies. HGI is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG.

Forward Looking Statements

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding the transaction. These statements are based on the beliefs and assumptions of HGI's management and the management of HGI's subsidiaries (including target businesses). Generally, forward-looking statements include information concerning the transaction, other actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation, delay in obtaining insurance regulatory approval for the transaction, capital market conditions, the ability of HGI's subsidiaries (including, target businesses following their acquisition) to generate sufficient net income and cash flows to make upstream cash distributions, HGI and its subsidiaries ability to identify any suitable future acquisition opportunities, efficiencies/cost avoidance, cost savings, income and margins, growth, economies of scale, combined operations, future economic performance, conditions to, and the timetable for, completing the integration of financial reporting of acquired or target businesses with HGI or HGI subsidiaries, completing future acquisitions and dispositions, litigation, potential and contingent liabilities, management's plans, changes in regulations, taxes and the risks that may affect the performance of the operating subsidiaries of HGI and those factors listed under the caption “Risk Factors” in HGI's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. HGI does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

Contacts

Investors:
Harbinger Group Inc.
Investor Relations
212-906-8560
Email: investorrelations@harbingergroupinc.com

Media:
Sard Verbinnen
Jamie Tully / David Millar
212-687-8080